Exhibit 99.1

Selective Reports Results for the Fourth Quarter of 2019 - Record Net Income per Diluted Share of $1.36 and Record Non-GAAP Operating Income1 per Diluted Share of $1.37; Full Year 2019 Record Net Income per Diluted Share of $4.53 and Record Non-GAAP Operating Income1 per Diluted Share of $4.40; a Full Year 2019 Return on Equity ("ROE") of 13.6% and Non-GAAP Operating ROE1 of 13.3%

In the fourth quarter of 2019:

•	Net premiums written ("NPW") increased 8%

•	GAAP combined ratio was 91.8%

•	Overall renewal pure price averaged 3.8%

•	After-tax net investment income was up 6%, to $47 million

•	Annualized ROE was 15.1% and non-GAAP operating ROE[1] was 15.2%

Branchville, NJ - January 30, 2020 - Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported record financial results for the fourth quarter ended December 31, 2019, with net income per diluted share and record non-GAAP operating income1 per diluted share of $1.36 and $1.37, respectively.

"We are proud of our financial results, including our full-year non-GAAP operating ROE of 13.3%, which marks our sixth consecutive year of double-digit ROEs placing us in an elite group of insurance companies achieving similar results," said Gregory E. Murphy, Chairman and Chief Executive Officer. "Non-GAAP Operating ROE was reduced by 130 basis points in the quarter, and 60 basis points for the full year, due to unrealized gains that increased book value by 9% in 2019. In the fourth quarter, we generated an excellent 91.8% GAAP combined ratio, which benefited from lower catastrophe losses and 3.0 points of favorable prior year casualty reserve development. For the year, the 93.7% GAAP combined ratio included 3.1 points of catastrophe losses, which was below our annual expectations of 3.5 points, and 2.3 points of favorable prior year casualty reserve development. Investment results remained strong, with net investment income, after-tax, up 6% to $47 million in the quarter and up 13%, to $181.2 million for the year. For the year, the change in unrealized after-tax gains on our available-for-sale securities amounted to $169 million."

"Net premiums written increased 8% in the quarter about twice the expected annual industry growth rate, driven by strong retention and new business in our Standard Commercial Lines segment, partially offset by lower Standard Personal Lines and Excess and Surplus Lines premiums," Mr. Murphy added. "Overall renewal pure price increases were 3.8%, in line with expected loss trend, which positions us well for the future. Heading into 2020, our balance sheet remains extremely strong, with a record of $2.2 billion of stockholders' equity and excellent financial liquidity, and we continue to generate strong cash flow from operations of 18% of net premiums written in 2019."

Mr. Murphy continued, "We continue to excel in a competitive insurance marketplace. Successful execution on our strategic objectives has been key to driving our best-in-class operating and financial performance. Late last year we announced our well-developed management transition plan with John Marchioni to assume the role of Chief Executive Officer, effective February 1, 2020. As I step into my new role as Executive Chairman, I have absolute confidence that, under John's leadership, Selective will continue to execute on achieving its objectives in the coming years, while becoming a truly unique company in the marketplace."

Operating Highlights

Consolidated Financial Results	Quarter ended December 31,			Change		Year-to-Date December 31,			Change
$ and shares in millions, except per share data	2019		2018			2019		2018
Net premiums written	$628.2		582.8	8%		$2,679.4		2,514.3	7%
Net premiums earned	668.4		625.3	7		2,597.2		2,436.2	7
Net investment income earned	57.6		54.1	6		222.5		195.3	14
Net realized and unrealized (losses) gains, pre-tax	(0.9)		(37.9)	98		14.4		(54.9)	126
Total revenues	728.9		643.0	13		2,846.5		2,586.1	10
Net underwriting income, after-tax	43.1		35.9	20		129.6		95.7	35
Net investment income, after-tax	46.8		44.2	6		181.2		160.5	13
Net income	81.9		45.8	79		271.6		178.9	52
Non-GAAP operating income[1]	82.5		72.0	15		264.4		218.6	21
Combined ratio	91.8%		92.7	(0.9)	pts	93.7%		95.0	(1.3)	pts
Loss and loss expense ratio	57.6		58.7	(1.1)		59.7		61.5	(1.8)
Underwriting expense ratio	34.1		33.7	0.4		33.8		33.2	0.6
Dividends to policyholders ratio	0.1		0.3	(0.2)		0.2		0.3	(0.1)
Catastrophe losses	1.0	pts	2.4	(1.4)		3.1	pts	3.6	(0.5)
Non-catastrophe property losses and loss expenses[2]	15.1		15.2	(0.1)		15.8		16.6	(0.8)
(Favorable) prior year reserve development on casualty lines	(3.0)		(2.8)	(0.2)		(2.3)		(1.7)	(0.6)
Net income per diluted share	$1.36		0.76	79%		$4.53		3.00	51%
Non-GAAP operating income per diluted share[1]	1.37		1.20	14		4.40		3.66	20
Weighted average diluted shares	60.1		59.8	—		60.0		59.7	—
Book value per share	$36.91		30.40	21		36.91		30.40	21

Overall Insurance Operations

For the quarter, overall NPW growth was 8%, driven by Standard Commercial Lines growth of 11%, and the combined ratio was 91.8%, generating 8.0 points of annualized ROE. For the year, overall NPW growth was 7% and the combined ratio was 93.7%, which generated 6.5% of ROE. The expense ratio was 33.8% for the year, up 0.6 points, driven mainly by profit-based expenses for agents and employees due to our excellent underwriting results.

Standard Commercial Lines Segment

Standard Commercial Lines premiums, which represented 80% of total NPW in 2019, were up 11% in the quarter. This growth reflects strong renewal pure price increases of 3.8%, retention of 84%, and an increase in new business of 3%, to $95 million. Our excellent fourth quarter combined ratio of 90.0% reflected a lower level of catastrophe losses, favorable prior year casualty reserve development, as well as the items in the table below. The favorable prior year casualty reserve development was driven by the workers compensation line of business, partially offset by unfavorable development in the general liability and commercial auto lines of business.

For the year, premiums were up 8%, driven by 3.4% of renewal pure price increases and an 8% increase in new business. The combined ratio was 92.9%, compared to 94.3% in 2018. The favorable prior year casualty reserve development was driven by the workers compensation line of business.

Standard Commercial Lines Segment	Quarter ended December 31,			Change		Year-to-Date December 31,			Change
$ in millions	2019		2018			2019		2018
Net premiums written	$500.1		449.4	11%		$2,137.1		1,975.7	8%
Net premiums earned	530.6		489.8	8		2,049.6		1,912.2	7
Combined ratio	90.0%		92.9	(2.9)	pts	92.9%		94.3	(1.4)	pts
Loss and loss expense ratio	55.0		57.8	(2.8)		58.0		59.7	(1.7)
Underwriting expense ratio	34.9		34.8	0.1		34.7		34.2	0.5
Dividends to policyholders ratio	0.1		0.3	(0.2)		0.2		0.4	(0.2)
Catastrophe losses	0.4	pts	2.5	(2.1)		2.6	pts	3.4	(0.8)
Non-catastrophe property losses and loss expenses[2]	13.2		13.4	(0.2)		13.8		14.3	(0.5)
(Favorable) prior year reserve development on casualty lines	(4.9)		(4.5)	(0.4)		(3.4)		(3.0)	(0.4)

Standard Personal Lines Segment

Standard Personal Lines premiums, which represented 11% of total NPW in 2019, were down 3% in the quarter, driven by a 9% reduction in new business, reflecting an increasingly competitive marketplace. Renewal pure price increases averaged 4.2%, and retention was 83% in the quarter. The combined ratio in the fourth quarter was 98.5%, up 6.7 points from a year ago, driven principally by catastrophe and non-catastrophe property losses, as well as the items in the table below. The unfavorable prior year casualty reserve development was driven by a modest reserve increase for the personal auto line of business.

For the year, premiums were down 2%, driven by a 21% reduction in new business. Renewal pure price increases were 5.0%, while retention was 83%. The combined ratio was 97.3%, a 1.5-point increase from a year ago, the drivers of which are outlined in the table below.

Standard Personal Lines Segment	Quarter ended December 31,			Change		Year-to-Date December 31,			Change
$ in millions	2019		2018			2019		2018
Net premiums written	$70.9		72.7	(3)%		$304.6		309.3	(2)%
Net premiums earned	76.6		77.4	(1)		307.7		304.4	1
Combined ratio	98.5%		91.8	6.7	pts	97.3%		95.8	1.5	pts
Loss and loss expense ratio	69.0		63.8	5.2		68.6		67.9	0.7
Underwriting expense ratio	29.5		28.0	1.5		28.7		27.9	0.8
Catastrophe losses	3.9	pts	(0.8)	4.7		6.8	pts	5.7	1.1
Non-catastrophe property losses and loss expenses[2]	33.9		32.1	1.8		34.0		34.6	(0.6)
Unfavorable prior year reserve development on casualty lines	5.2		5.8	(0.6)		1.9		1.5	0.4

Excess and Surplus Lines Segment

Excess and Surplus Lines premiums, which represented 9% of total NPW in 2019, decreased 6% in the quarter. New business declined 16%, primarily related to the exit of specific classes and the year over year impact of one particularly large relationship we re-established in 2018, partially offset by overall renewal pure price increases of 3.7%. Over the past few years, we have focused on numerous profitability initiatives that included targeted price increases, business mix shifts, modifying certain underwriting standards, and the decision to exit specific underperforming classes of business, while entering into new distribution relationships. The combined ratio for the fourth quarter was 99.5%, a 6.6-point increase, driven by the factors outlined in the table below, coupled with an increase in the current accident year loss ratio of 3.3 points. For the quarter, we incurred a modest amount of unfavorable prior year casualty reserve development that increased the combined ratio 3.3 points.

For the year, premiums were up 4%, driven by overall renewal pure price increases of 4.0%. The combined ratio was a profitable 95.9%, a 4.4-point decrease from a year ago, the drivers of which are outlined in the table below, coupled with an increase in the current accident year loss ratio of 1.6 points.

Excess and Surplus Lines Segment	Quarter ended December 31,			Change		Year-to-Date December 31,			Change
$ in millions	2019		2018			2019		2018
Net premiums written	$57.2		60.7	(6)%		$237.8		229.3	4%
Net premiums earned	61.2		58.1	5		239.8		219.6	9
Combined ratio	99.5%		92.9	6.6	pts	95.9%		100.3	(4.4)	pts
Loss and loss expense ratio	66.3		61.5	4.8		63.5		68.5	(5.0)
Underwriting expense ratio	33.2		31.4	1.8		32.4		31.8	0.6
Catastrophe losses	2.3	pts	6.0	(3.7)		2.4	pts	2.8	(0.4)
Non-catastrophe property losses and loss expenses[2]	8.4		7.3	1.1		9.3		12.0	(2.7)
Unfavorable prior year reserve development on casualty lines	3.3		—	3.3		0.8		5.5	(4.7)

Investments Segment

Net investment income, after-tax, was up 6% in the quarter to $47 million. For the year, after-tax investment income was $181 million, up 13% from 2018. The strong growth in both periods was driven by: (i) active portfolio management; (ii) excellent operating cash flow that, for the year, was 18% of net premiums written, and (iii) the $106 million of net proceeds from our 5.375% senior notes issuance in the first quarter of 2019. The after-tax earned income yield on the portfolio averaged 2.9% for the year, while invested assets per dollar of stockholders' equity was down $0.28, to $3.05, at December 31, 2019, generating 9.1 points of ROE in 2019. For the year, the change in unrealized after-tax gains on our available-for-sale securities reduced our invested assets to stockholders' equity by approximately $0.15.

Investments Segment	Quarter ended December 31,		Change		Year-to-Date December 31,		Change
$ in millions, except per share data	2019	2018			2019	2018
Net investment income earned, after-tax	$46.8	44.2	6%		$181.2	160.5	13%
Net investment income per share	0.78	0.74	5		3.02	2.69	12
Effective tax rate	18.7%	18.3	0.4	pts	18.6%	17.8	0.8	pts
Average yields:
Fixed income securities:
Pre-tax	3.5%	3.6	(0.1)	pts	3.6%	3.4	0.2	pts
After-tax	2.8	2.9	(0.1)		2.9	2.8	0.1
Portfolio:
Pre-tax	3.5	3.7	(0.2)		3.5	3.4	0.1
After-tax	2.8	3.0	(0.2)		2.9	2.8	0.1
Annualized ROE contribution	8.6	10.0	(1.4)		9.1	9.2	(0.1)

Balance Sheet

$ in millions, except per share data	December 31, 2019	December 31, 2018	Change
Total assets	$8,797.2	7,952.7	11%
Total investments	6,688.7	5,960.7	12
Long-term debt	550.6	439.5	25
Stockholders’ equity	2,194.9	1,791.8	22
Invested assets per dollar of stockholders’ equity	3.05	3.33	(8)
Net premiums written to policyholders' surplus	1.4x	1.4x	-
Book value per share	36.91	30.40	21

Book value per share significantly increased 21% in 2019, driven by $4.53 of net income per diluted share and $2.83 of net unrealized gains on our fixed income securities portfolio per share, partially offset by $0.83 of dividends paid to shareholders. Selective's Board of Directors declared a $0.23 per share quarterly cash dividend on common stock that is payable March 2, 2020, to shareholders of record as of February 14, 2020.
Guidance
For 2020, Selective expects to generate the following results:

•	GAAP combined ratio, excluding catastrophe losses, of 91.5%. This assumes no prior-year casualty reserve development;

•	Catastrophe losses of 3.5 points;

•	After-tax net investment income of $185 million, which includes $14 million of after-tax net investment income from our alternative investments;

•
An overall effective tax rate of approximately 19.5%, which includes an effective tax rate of 18.5% for net investment income, reflecting a tax rate of 5.25% for tax-advantaged municipal bonds and a tax rate of 21% for all other items; and

•	Weighted average shares outstanding of 60.5 million.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investors page of Selective’s website at www.Selective.com. Selective’s quarterly analyst conference call will be simulcast at 10:00 a.m. ET, on Friday, January 31, 2020 at www.Selective.com. The webcast will be available for rebroadcast until the close of business on March 2, 2020.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for 10 property and casualty insurance companies rated "A" (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks and flood insurance through the National Flood Insurance Program’s Write Your Own Program. Selective’s unique position as both a leading insurance group and an employer of choice is recognized in a wide variety of awards and honors, including listing in the Fortune 1000 and being named one of "America's Best Mid-Size Employers" by Forbes Magazine. For more information about Selective, visit www.Selective.com.

1Reconciliation of Net Income to Non-GAAP Operating Income and Certain Other Non-GAAP Measures
Non-GAAP operating income, non-GAAP operating income per diluted share, and non-GAAP operating return on equity differ from net income, net income per diluted share, and return on equity, respectively, by the exclusion of: (i) after-tax net realized and unrealized gains and losses on investments; and (ii) after-tax debt retirement costs.  They are used as important financial measures by management, analysts, and investors, because the realization of net investment gains and losses on sales of securities in any given period is largely discretionary as to timing.  In addition, these net realized investment gains and losses, other-than-temporary investment impairments that are charged to earnings, unrealized gains and losses on equity securities, and the debt retirement costs could distort the analysis of trends.  These operating measurements are not intended as a substitute for net income, income per share, or return on equity prepared in accordance with U.S. generally accepted accounting principles (GAAP).  Reconciliations of net income, net income per diluted share, and return on equity to non-GAAP operating income, non-GAAP operating income per diluted share, and non-GAAP operating return on equity, respectively, are provided in the tables below.

Note: All amounts included in this release exclude intercompany transactions.

Reconciliation of Net Income to Non-GAAP Operating Income

$ in millions	Quarter ended December 31,		Year-to-Date December 31,
	2019	2018	2019	2018
Net income	$81.9	45.8	271.6	178.9
Net realized and unrealized losses (gains), before tax	0.9	37.9	(14.4)	54.9
Debt retirement costs, before tax	—	—	4.2	—
Tax on reconciling items	(0.2)	(11.7)	3.0	(15.3)
Non-GAAP operating income	$82.5	72.0	264.4	218.6
Reconciliation of Net Income per Diluted Share to Non-GAAP Operating Income per Diluted Share

	Quarter ended December 31,		Year-to-Date December 31,
	2019	2018	2019	2018
Net income per diluted share	$1.36	0.76	4.53	3.00
Net realized and unrealized losses (gains), before tax	0.01	0.63	(0.24)	0.92
Debt retirement costs, before tax	—	—	0.07	—
Tax on reconciling items	—	(0.20)	0.04	(0.26)
Non-GAAP operating income per diluted share	$1.37	1.20	4.40	3.66

Reconciliation of Return on Equity to Non-GAAP Operating Return on Equity

	Quarter ended December 31,		Year-to-Date December 31,
	2019	2018	2019	2018
Annualized Return on Equity	15.1%	10.4	13.6	10.2
Net realized and unrealized losses (gains), before tax	0.2	8.6	(0.7)	3.1
Debt retirement costs, before tax	—	—	0.2	—
Tax on reconciling items	(0.1)	(2.7)	0.2	(0.8)
Annualized Non-GAAP Operating Return on Equity	15.2%	16.3	13.3	12.5

Note: Amounts in the tables above may not foot due to rounding.

2 Non-catastrophe property losses and the non-catastrophe property loss ratios now include loss expenses. All prior periods presented have been updated to reflect this change.

Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These statements relate to our intentions, beliefs, projections, estimations, or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted, or estimated by us in forward-looking statements, include, but are not limited to:

•	difficult conditions in global capital markets and the economy;

•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;

•	ratings downgrades could affect investment values and, therefore, statutory surplus;

•	the adequacy of our loss reserves and loss expense reserves;

•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, including cyber-attacks, explosions, severe winter weather, floods, and fires;

•	adverse market, governmental, regulatory, legal, or judicial conditions or actions;

•	the concentration of our business in the Eastern Region;

•	the cost and availability of reinsurance;

•	our ability to collect on reinsurance and the solvency of our reinsurers;

•	the impact of changes in U.S. trade policies and imposition of tariffs on imports that may lead to higher than anticipated inflationary trends for our loss and loss expenses;

•	uncertainties related to insurance premium rate increases and business retention;

•	changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;

•	the effects of data privacy or cyber security laws and regulations on our operations;

•
major defect or failure in our internal controls or information technology and application systems that result in harm to our brand in the marketplace, increased senior executive focus on crisis and reputational management issues and/or increased expenses, particularly if we experience a significant privacy breach;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s, and Fitch;

•	our entry into new markets and businesses; and

•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investors page of Selective’s website, www.Selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Investor Contact: Rohan Pai 973-948-1364 Rohan.Pai@Selective.com	Media Contact: Jamie M. Beal 973-948-1234 Jamie.Beal@Selective.com

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.Selective.com